November 8, 2010

United States Securities and Exchange Commission
100 F Street
Washington, D.C. 20549

RE:  Medsign International Corporation (the “Company”)

Ladies and Gentlemen:

As counsel for the Company, I have examined the Company’s certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws I have deemed relevant for the purpose of this opinion, including but not limited to, Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

As counsel for the Company, I have also examined the Registration Statement of the Company on Form S-1, covering the registration under the Securities Act of 1933 of up to  5,074,392 shares (the “Registered Shares”) of the Company’s common stock (the “Common Stock”) which are being offered the Company’s shareholders.

My review has also included the form of prospectus for the issuance of such securities (the “Prospectus”) filed with the Registration Statement.

U.S. Securities & Exchange Commission
Page Two

On the basis of such examination, I am of the opinion that:

1.
The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct its business as described in the Registration Statement.

2.	The Company has an authorized capitalization of 75,000,000 shares of Common Stock, $0.001 par value and no shares of Preferred Stock.

3.	The shares of Common Stock currently issued and outstanding are duly and validly issued as fully paid and non-assessable, pursuant to the corporate law of the State of Delaware.

4.	I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Delaware.

5.	The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

6.
The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

7.
All tax benefits to be derived from the Company’s operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

8.	By directors’ resolution, the Company has authorized the issuance of up to 5,074,392 shares of common for sale by selling shareholders, resulting in a total of 5,074,392 shares to be registered.

U.S. Securities & Exchange Commission
Page Three

The Company’s Articles of Incorporation presently provide the authority to the Company to issue 75,000,000 shares of common stock, with a par value of $0.001 per share.  Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 5,074,392 shares of common stock by the selling shareholders is within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

This opinion includes my opinion on Delaware law including the Delaware Constitution, all applicable provisions of Delaware Statutes, and reported judicial decisions interpreting those laws.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Wani Manly

Wani Manly, Esq.

cc:  Philip Verruto